Exhibit 4.31

委托协议及授权委托书

PROXY AGREEMENT AND POWER OF ATTORNEY

本委托协议及授权委托书（”本协议”）于2012年11月30日由以下各方订立：

This Proxy Agreement and Power of Attorney (this “Agreement”) is entered into as of November 30, 2012 by and among the following parties:

(1)         甲方：人人游戏网络科技发展（上海）有限公司（”外资企业”)，一家根据中华人民共和国（”中国”）法律在上海注册成立的外商独资企业；

Party A: Renren Games Network Technology Development (Shanghai) Co., Ltd. (人人游戏网络科技发展（上海）有限公司) (the “WFOE”), a wholly foreign-owned enterprise registered in Shanghai, the People’s Republic of China (“China”), under laws of China;

(2)                                 乙方：上海人人游戏科技发展有限公司（”人人游戏”），一家根据中国法律在上海注册成立的国内公司；

Party B: Shanghai Renren Games Technology Development Co., Ltd.  (上海人人游戏科技发展有限公司) (“Renren Games”), a domestic company registered in Shanghai, China, under the laws of China;

(3)                                 丙方：何川，中国公民，中国身份证号码      ；及

Party C:  He Chuan, a citizen of China, PRC ID card number       ; and

(4)                                 丁方：刘健，中国公民，中国身份证号码      。

Party D:  Liu Jian, citizen of China, PRC ID card number       .

（在下文中，甲方、乙方、丙方和丁方统称为”各方”，单称为”一方”。）

(Party A, Party B, Party C and Party D are hereinafter collectively referred to as the “Parties” and individually, as a “Party.”)

序言

RECITALS

(A)                               鉴于，丙方和丁方是人人游戏的股东（”股东”）且分别持有上海人人70%和30%的股权；

WHEREAS, Party C and Party D are the shareholders of Renren Games (the “Shareholders”, and each a “Shareholder”), who own 70% and 30% equity interest, respectively, in Renren Games;

(B)         鉴于，外资企业和其关联方、人人游戏、股东之间订立了一系列包括借款协议、购股权协议、股权质押协议、业务运营协议以及独家技术支持和技术服务协议在内的协议; 这一系列协议为人人游戏的正常经营提供服务，同时保证外资企业和其关联方对人人游戏具有全面、持续、有效的控制；

WHEREAS, the WFOE and its affiliates, Renren Games have entered into a series of contractual arrangements, including loan agreements, equity option agreements, equity interest pledge agreements, business operations agreement and exclusive technology support and technology services agreement; these contractual arrangements provide Renren Games with services necessary for their business operation and also ensure that the WFOE and its affiliates have extensive, continuous and effective control over Renren Games;

(C)         鉴于，作为人人游戏的正常经营持续提供服务的对价，外资企业要求股东授权外资企业为其受托人（”受托人”），由外资企业全权代替股东行使其就所持人人游戏股权享有的任何及所有权利以及人人游戏业务运营的全部相关权利，且股东同意对外资企业给予授权委托。

WHEREAS, as the consideration for the WFOE and its affiliates to provide Renren Games with services necessary for their business operation, the WFOE has requested the Shareholders to appoint the WFOE as its attorney-in-fact (“Attorney-in-Fact”), with full power of substitution, to exercise any and all of the rights in respect of Shareholders’ equity interests in Renren Games and certain matters relating to the operations of Renren Games and each of the Shareholders has agreed to make such appointment.

因此，基于本协议包含的前提、陈述、保证、承诺和约定，本协议各方约定如下并接受其法律效力：

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parties hereby agree as follows:

协议

AGREEMENT

Section 1               第1条

股东在此不可撤销地选定、委托及指派外资企业为其受托人（”受托人”应包括任何根据本协议替换的受托人）代表股东行使相关法律法规及人人游戏的公司章程就该股东所持人人游戏股权而享有的任何及所有权利，包括但不限于以下所列权利（合称”股东权利”）：

Each of the Shareholders hereby irrevocably nominates, appoints and constitutes the WFOE as its Attorney-in-Fact (which expression shall include any substitute attorney appointed pursuant to this Agreement) to exercise on the Shareholder’s behalf any and all rights that such Shareholder has in respect of Shareholder’s equity interests in Renren Games conferred by relevant laws and regulations and the articles of association of Renren Games, including without limitation, the following rights (collectively, “Shareholder Rights”):

(a)                                 召集及参加人人游戏公司股东会；

to call and attend shareholders’ meeting of Renren Games;

(b)          以股东的名义、代表股东签署及交付任何书面决议；若外资企业提出要求，股东应签署任何文件(包括股东会决议)、加盖公章和/或印章，并采取任何其他必要或合同行动以完成前述决议中确定的事项。

to execute and deliver any and all written resolutions in the name and on behalf of the Shareholders; If required by the WFOE, the Shareholders shall sign any documents (including the shareholders resolution) and fix the chops and/or seals thereon and the Shareholders shall take any other actions as necessary for purposes of consummation of the matters set forth in the aforesaid resolution.

(c)          亲自或委派代表就股东会讨论的任何事项（包括但不限于出售、转让、抵押、质押或处分人人游戏的任何或全部资产）进行投票表决；

to vote by itself or by proxy on any matters discussed on shareholders’ meetings, including without limitation, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of Renren Games;

(d)                                 出售、转让、质押或处分在人人游戏的任何或全部股权；

to sell, transfer, pledge or dispose of any or all of the equity interests in Renren Games;

(e)                                  如有必要，提名或任免人人游戏的董事(包括董事、董事长或执行董事)；

to nominate, appoint or remove the directors (including directors, chairman or executive director) of Renren Games when necessary;

(f)                                   监督人人游戏的经营绩效，包括但不限于业务运营协议以及独家技术支持和技术服务协议的执行

to oversee the economic performance of Renren Games, including without limitation the execution of any business operations agreement and technology services and technology support agreement;

(g)                                  在任何时候查阅人人游戏的财务信息；

to have full access the financial information of Renren Games at any time;

(h)          当人人游戏的董事或高级管理人员的行为损害人人游戏或其股东利益时，促使股东对该等董事或高级管理人员提起股东诉讼或其它法律行动并委托外资企业指定的人员为诉讼代理人；

to cause the shareholders to file any shareholder lawsuits or take other legal actions against Renren Games’s directors or senior management members and engage the individual(s) appointed by the WFOE to represent the shareholders in the lawsuits when such directors or members are acting to the detriment of the interest of Renren Games or its shareholder(s);

(i)                                     批准年度预算或宣布分红；以及

to approve annual budgets or declare dividends; and

(j)                                    人人游戏的公司章程或及相关法律法规赋予股东的任何其他权利。

any other rights conferred by the articles of association of Renren Games and/or the relevant laws and regulations on the shareholders.

股东进一步同意并承诺，未经外资企业事先书面同意，股东不得行使任何股东权利。

Each of the Shareholders further agrees and undertakes that without the WFOE’s prior written consent, it shall not exercise any of the Shareholder Rights.

Section 2               第2条

外资企业同意接受委托成为受托人；并且外资企业有权完全自主决定委任一名或多名替换人选，行使受托人在本协议项下的任何或全部权利，外资企业亦有权自主决定撤销对该等替换人选的委任。

The WFOE agrees to accept the appointment as an Attorney-in-Fact. In addition, the WFOE has the right to appoint, at its sole discretion, a substitute or substitutes to perform any or all of its rights of the Attorney-in-Fact under this Agreement, and to revoke the appointment of such substitute or substitutes.

Section 3               第3条

人人游戏确认、承认并同意受托人代表股东行使任何及全部的股东权利。人人游戏进一步确认并承认受托人已进行或将进行的任何行为，已作出或将作出的任何决定，或已签署或将签署的任何文书或其他文件视同股东本人进行的行为、股东本人作出的决定或股东本人签署的文件，具有同等法律效力。

Renren Games confirms, acknowledges and agrees to the appointment of the Attorney-in-Fact to exercise any and all of the Shareholder Rights. Renren Games further confirms and acknowledges that any and all acts done or to be done, decisions made or to be made, and instruments or other documents executed or to be executed by the Attorney-in-Fact, shall therefore be as valid and effectual as though done, made or executed by the Shareholders.

Section 4               第4条

(a)          股东在此同意，如果股东在人人游戏中所持股权比例有所增加，无论是否通过认购增加的注册资本或其他方式，任何股东所增持股权均受本协议制约，受托人均有权代表股东对任何增加的股权行使本协议第1条规定的股东权利；同样，如果任何人取得人人游戏股权，无论是通过自愿转让、司法拍卖、强制拍卖还是任何其他方式，该受让人所取得的所有人人游戏股权仍旧受本协议制约，受托人有权继续对该等股权行使本协议第1条规定的股东权利。

(a)           Each of the Shareholders hereby acknowledges that, if the Shareholders increases their equity interest in Renren Games, whether by subscribing increase of registered capital or otherwise, any such additional equity interests acquired by the Shareholders shall be automatically subject to this Agreement and  the Attorney-in-Fact shall have the right to exercise the Shareholder Rights  with respect to such additional equity interests on behalf of the Shareholders as described in Section 1 hereunder; if Shareholders’ equity interest in Renren Games is transferred to any other party, whether by voluntary transfer, judicial sale, foreclosure sale, or otherwise, any such equity interest in Renren Games so transferred remains subject to this Agreement and the Attorney-in-Fact shall continue to have the right to exercise the Shareholder Rights with respect to such equity interest in Renren Games so transferred.

(b)          为避免任何疑问，若股东需要根据其以外资企业或其关联方为受益人的签订的股权期权协议、股权质押协议（包括将来修改后的协议）向外资企业或其关联方转让股权，受托人有权代表股东签署股权转让协议及其他相关协议，履行股权期权协议及股权质押协议下的所有股东义务。若外资企业提出要

求，股东应签署任何文件、加盖公章和/或印章，并采取任何其他必要或合同行动以完成前述股权转让。股东应确保该等股权转让完成，促使任何受让人与外资企业签署一份与本协议内容实质相同的协议。

(b)           Furthermore, for the avoidance of any doubt, if any equity transfer is contemplated under any equity option agreement and equity interest pledge agreement(s) that either Shareholder enters into for the benefits of the WFOE or its affiliate (as the same may be amended from time to time), the Attorney-in-Fact shall, on behalf of the Shareholders, have the right to sign the equity transfer agreement and other relevant agreements and to perform the equity option agreement and the equity interest pledge agreement(s). If required by the WFOE, the Shareholders shall sign any documents and fix the chops and/or seals thereon and the Shareholders shall take any other actions as necessary for purposes of consummation of the aforesaid equity transfer. The Shareholders shall ensure that such equity transfer be consummated and any transferee shall sign an agreement in a form substantially the same as this Agreement for the same purposes hereof.

Section 5               第5条

股东进一步同意并向外资企业承诺，假如股东由于其在人人游戏的股权利益收到任何股息、利息、任何其他形式的资本分派、清算后剩余资产、或因股权转让产生的收入或对价，股东将会在法律允许的范围内，将所有这些股息、利息、资本分派、资产、收入或对价给予外商独资企业而不要求任何补偿。

Each of the Shareholders further covenants with and undertakes to the WFOE that, if either Shareholder receives any dividends, interest, any other forms of capital distributions, residual assets upon liquidation, or proceeds or consideration from the transfer of equity interest as a result of, or in connection with, such Shareholder’s equity interests in Renren Games, the Shareholders shall, to the extent permitted by applicable laws, remit all such dividends, interest, capital distributions, assets, proceeds or consideration to WFOE without any compensation.

Section 6               第6条

股东特此授权受托人依其完全自主判断行使股东权利，并且无需获得股东的任何口头或书面指示。股东承诺批准并认可受托人或其委任的任何替换人或代理人根据本协议作出的或促使作出的任何合法行为。

Each of the Shareholders hereby authorizes the Attorney-in-Fact to exercise the Shareholder Rights according to its own judgment without any oral or written instruction from the Shareholders. Each of the Shareholders undertakes to ratify any acts which the Attorney-in-Fact or any substitutes or agents appointed by the Attorney-in-Fact may lawfully do or cause to be done pursuant to this Agreement.

Section 7               第7条

本协议经各方授权代表正式签署，自本协议标明的签署之日起生效，于人人游戏存续期间持续有效。未经外资企业事先书面同意，股东无权终止本协议或撤销对受托人的委任。本协议对各方的权利继续人、受让人具有法律约束力。

This Agreement shall become effective as of the date hereof when it is duly executed by the parties’ authorized representatives and shall remain effective as long as Renren Games exists. Neither of the Shareholders have rights to terminate this Agreement or revoke the appointment of the Attorney-in-Fact without the prior written consent of the WFOE. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns.

Section 8               第8条

本协议构成各方之间就本协议标的事项所达成的完整协议。

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

Section 9               第9条

本协议根据中国法律解释并受其管辖。

This Agreement shall be construed in accordance with and governed by the laws of the China.

Section 10             第10条

因本协议产生或与本协议相关的任何争议或主张应当由各方以友好协商方式解决。如各方未能一致解决，应提交位于北京的中国国际经济贸易仲裁委员会，由中国国际经济贸易仲裁委员会根据申请仲裁时该委员会有效的仲裁规则进行仲裁。仲裁地点为北京，仲裁语言为中文。仲裁裁决具终局性且对仲裁各方均具有约束力。

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) that is located in Beijing for arbitration in accordance with its rules of arbitration in effect at the time of applying for arbitration and the place of arbitration shall be in Beijing. The language of the proceedings shall be Chinese. The arbitral award is final and binding upon all Parties.

Section 11             第11条

本协议应由各方签署四份原件，每方各持一份。全部原件具有相同的法律效力。本协议可以一一份或多份副本形式签署。

This Agreement shall be executed in four originals by all Parties, with each Party keeping one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

Section 12             第12条

本协议中英文版本具有相同的效力。若中文和英文有不一致，以英文文本为准。

Both Chinese and English versions of this Agreement shall have the equal validity. In case of any discrepancy between the English version and the Chinese version, the English version shall prevail.

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有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

人人游戏网络科技发展（上海）有限公司

Renren Games Network Technology Development (Shanghai) Co., Ltd.

授权代表Authorized Representative：何川

签字Signature:	/s/ He Chuan
盖章Seal：/seal/

上海人人游戏科技发展有限公司

Shanghai Renren Games Technology Development Co., Ltd.

授权代表Authorized Representative：何川

签字Signature:	/s/ He Chuan
盖章Seal：/seal/

何川

He Chuan

签字Signature:	/s/ He Chuan

刘健

Liu Jian

签字Signature:	/s/ Liu Jian

[委托协议及授权委托书的签字页]

[Signature page to the Proxy Agreement and Power of Attorney]